Exhibit 99.1

THE MARCUS CORPORATION REPORTS THIRD QUARTER FISCAL 2016 RESULTS

Marcus Theatres® achieves record results and again significantly outperforms the industry

Milwaukee, Wis., October 27, 2016… The Marcus Corporation (NYSE: MCS) today reported results for the third quarter of fiscal 2016 ended September 29, 2016. In the previous year, the company changed its fiscal year end to the last Thursday in December, and all third quarter and year-to-date fiscal 2016 results are compared to comparable 13-week and 39-week periods ended September 24, 2015.

Third Quarter Fiscal 2016 Highlights

•	Total revenues for the third quarter of fiscal 2016 were $144,695,000, an 8.1% increase from revenues of $133,894,000 for the comparable period in 2015.

•	Operating income was $24,683,000 for the third quarter of fiscal 2016, a 24.6% increase from operating income of $19,811,000 for the comparable period in 2015.

•	Net earnings attributable to The Marcus Corporation were $14,372,000 for the third quarter of fiscal 2016, a 32.2% increase from net earnings attributable to The Marcus Corporation of $10,871,000 for the comparable period in 2015.

•	Net earnings per diluted common share attributable to The Marcus Corporation were $0.51 for the third quarter of fiscal 2016, a 30.8% increase from net earnings per diluted common share attributable to The Marcus Corporation of $0.39 for the comparable prior period in 2015.

First Three Quarters of Fiscal 2016 Highlights

•	Total revenues for the first three quarters of fiscal 2016 were $405,117,000, a 3.8% increase from revenues of $390,379,000 for the comparable prior period in 2015.

•	Operating income was $54,290,000 for the first three quarters of fiscal 2016, a 20.5% increase from operating income of $45,046,000 for the comparable prior period in 2015.

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•	Net earnings attributable to The Marcus Corporation were $29,160,000 for the first three quarters of fiscal 2016, a 26.1% increase from net earnings attributable to The Marcus Corporation of $23,125,000 for the comparable period in 2015.

•	Net earnings per diluted common share attributable to The Marcus Corporation were $1.05 for the first three quarters of fiscal 2016, a 26.5% increase from net earnings per diluted common share attributable to The Marcus Corporation of $0.83 for the comparable prior period in 2015.

“This was another excellent quarter for The Marcus Corporation. Marcus Theatres had a record quarter and once again significantly outperformed the industry. Although reduced group business at some of our hotels slightly impacted the third-quarter performance of Marcus Hotels & Resorts, its year-to-date performance remains strong and the division has also outperformed the industry. Both divisions have made solid contributions to our outstanding results for the first three quarters of 2016,” said Gregory S. Marcus, president and chief executive officer of The Marcus Corporation.

Marcus Theatres®

“Marcus Theatres achieved record results for the third quarter, with an 18.9% increase in revenues and a 47.0% increase in operating income, compared to the same period last year. The division outperformed the change in national box office revenues during the third quarter by 10.5 percentage points, according to Rentrak, compared to the same corresponding weeks in the prior year,” said Marcus.

“The top-performing films for Marcus Theatres in the third quarter were The Secret Life of Pets, Suicide Squad, Finding Dory, Jason Bourne and Star Trek Beyond,” said Rolando B. Rodriguez, president and chief executive officer of Marcus Theatres. “In addition to a solid movie slate, the significant investments we are making in our existing theatres, combined with strong leadership and focused and collaborative execution by our team, are driving our success and ability to continue to outperform the industry.”

“We also recently celebrated the grand opening of the Marcus Country Club Hills Cinema in Country Club Hills, Ill. Since purchasing the property earlier this year, we completed a

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multimillion-dollar renovation that transformed this 16-screen theatre into a state-of-the-art entertainment complex. The new theatre features DreamLoungerSM luxurious recliner seating in every auditorium and three premium large-format auditoriums including one UltraScreen DLX® massive-screen experience and two SuperScreen DLX® auditoriums with oversized screens. Signature food and beverage amenities offered at the new theatre include a Take FiveSM Lounge and our newest food concept, Reel Sizzle®, inspired by the iconic diners of the 1950s,” said Rodriguez. “The Marcus Country Club Hills Cinema expands our presence in the greater Chicago market to six theatres and 100 screens. We are excited to bring this enhanced moviegoing experience to area residents.”

Rodriguez said the division will open two additional screens at the Marcus Palace Cinema in Sun Prairie, Wis. during the fourth quarter increasing it to 14 screens and will also complete a major renovation of the Orland Park Cinema in Orland Park, Ill. The Orland Park Cinema will have DreamLounger seating in every auditorium, an UltraScreen DLX auditorium, a Take Five Lounge and a Reel Sizzle. Marcus Theatres will also add a Take Five Lounge and convert three existing screens into SuperScreen DLX auditoriums at other existing theatres during the fourth quarter.

“We currently have two new theatres under construction – a 10-screen theatre in Shakopee, Minn. and our first stand-alone all in-theatre dining location in Greendale, Wis. In addition to adding new theatres and expanding existing theatres, our growth strategy also includes pursuing potential acquisition opportunities that may arise,” said Rodriguez.

“The film slate for the upcoming holiday season has a number of potential hit films in the pipeline. Inferno opens tomorrow, and will be followed by other highly anticipated films opening in the weeks through Christmas. These include Doctor Strange, Trolls, the Harry Potter prequel Fantastic Beasts and Where to Find Them, Moana, Rogue One: A Star Wars Story, Collateral Beauty, La La Land, Sing, Passengers and Assassin’s Creed,” said Rodriguez.

Marcus® Hotels & Resorts

“Marcus Hotels & Resorts’ revenue per available room (RevPAR) for comparable company-owned properties increased 2.7% in the third quarter and was up 4.6% for the first three quarters

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of 2016. The majority of the RevPAR increase was due to a higher average daily rate,” said Marcus. He noted that total revenues and operating income for the division were impacted by last year’s sale of the Hotel Phillips in Kansas City, Mo.

“Although reduced group sales in some markets and a resulting decrease in food and beverage revenues had a slight impact on our third quarter results, our year-to-date operating income is up 48.5% over the same period in 2015. This is a direct result of our ongoing focus on managing costs and increasing profitability, while maintaining our high standards for customer service,” said Joseph Khairallah, president of Marcus Hotels & Resorts.

“In addition to our year-to-date improvements in RevPAR and operating income, our properties in total also continued to outperform the competitive set in their markets during both the third quarter and year-to-date 2016. We believe this reflects our ongoing investments in our company-owned properties to maintain and enhance their value, as well as our successful track record as an experienced hotel management company,” said Khairallah.

“The $4.3 million renovation of the Skirvin Hilton Hotel in Oklahoma City was completed during the third quarter and the response from guests has been excellent. We recently began construction on another major project, adding 29 spacious, all-season villas to the Grand Geneva Resort & Spa in Lake Geneva, Wis. This multimillion dollar investment is designed to enhance the resort experience for travelers who want expanded, upscale accommodations and will increase our total units on the Grand Geneva campus to more than 600 when the Villas open next year,” added Khairallah.

Summary

“With a debt-to-capitalization ratio of 38% at the end of the third quarter of fiscal 2016 and substantial availability on our recently renewed $225 million credit facility, we are well positioned to continue to make investments in our existing assets, seek acquisitions and other new-build growth opportunities, and enhance shareholder value through dividends and share repurchases when timing and market conditions are appropriate,” added Marcus.

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Conference Call and Webcast

Marcus Corporation management will hold a conference call today, October 27, 2016, at 10:00 a.m. Central/11:00 a.m. Eastern time to discuss the third quarter results. Interested parties may listen to the call live on the Internet through the investor relations section of the company's website: www.marcuscorp.com, or by dialing 1-574-990-3059 and entering the passcode 90433880. Listeners should dial in to the call at least 5-10 minutes prior to the start of the call or should go to the website at least 15 minutes prior to the call to download and install any necessary audio software.

A telephone replay of the conference call will be available through Thursday, November 3, 2016, by dialing 1-855-859-2056 and entering passcode 90433880. The webcast will be archived on the company’s website until its next earnings release.

About The Marcus Corporation

Headquartered in Milwaukee, Wisconsin, The Marcus Corporation is a leader in the lodging and entertainment industries, with significant company-owned real estate assets. The Marcus Corporation’s theatre division, Marcus Theatres®, currently owns or manages 686 screens at 54 locations in Wisconsin, Illinois, Iowa, Minnesota, Nebraska, North Dakota and Ohio. The company’s lodging division, Marcus® Hotels & Resorts, owns and/or manages 18 hotels, resorts and other properties in nine states. For more information, please visit the company’s website at www.marcuscorp.com.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements include words such as we “believe,” “anticipate,” “expect” or words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which may cause results to differ materially from those expected, including, but not limited to, the following: (1) the availability, in terms of both quantity and audience appeal, of motion pictures for our theatre division, as well as other industry dynamics such as the maintenance of a suitable window between the date such motion pictures are released in theatres and the date they are released to other distribution channels; (2) the effects of adverse economic conditions in our markets, particularly with respect to our hotels and resorts division; (3) the effects on our occupancy and room rates of the relative industry supply of available rooms at comparable lodging facilities in our markets; (4) the effects of competitive conditions in our markets; (5) our ability to achieve expected benefits and performance from our strategic initiatives and acquisitions; (6) the effects of increasing depreciation expenses, reduced operating profits during major property renovations, impairment losses, and preopening and start-up costs due to the capital intensive nature of our businesses; (7) the effects of adverse weather conditions, particularly during the winter in the Midwest and in our other markets; (8) our ability to identify properties to acquire, develop and/or manage and the continuing availability of funds for such development; and (9) the adverse impact on business and consumer spending on travel, leisure and entertainment resulting from terrorist attacks in the United States or other incidents of violence in public venues such as hotels and movie theatres. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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THE MARCUS CORPORATION

Consolidated Statements of Earnings

(Unaudited)

(In thousands, except per share data)

	13 Weeks Ended		39 Weeks Ended
	Sept. 29,	Sept. 24,	Sept. 29,	Sept. 24,
	2016	2015	2016	2015

Revenues:
Theatre admissions	$46,859	$39,125	$137,783	$127,515
Rooms	32,609	33,641	81,984	83,775
Theatre concessions	30,260	26,027	88,644	82,674
Food and beverage	17,991	18,679	50,784	51,347
Other revenues	16,976	16,422	45,922	45,068
Total revenues	144,695	133,894	405,117	390,379

Costs and expenses:
Theatre operations	39,579	35,169	118,048	111,097
Rooms	10,608	11,155	30,409	32,064
Theatre concessions	8,611	7,700	24,440	23,052
Food and beverage	14,498	14,612	41,797	42,447
Advertising and marketing	5,540	6,152	16,033	17,310
Administrative	15,702	14,011	45,638	42,824
Depreciation and amortization	10,474	10,342	31,025	29,931
Rent	2,051	2,209	6,277	6,517
Property taxes	4,168	3,885	12,306	11,365
Other operating expenses	8,781	8,848	24,854	25,807
Impairment charge	-	-	-	2,919
Total costs and expenses	120,012	114,083	350,827	345,333

Operating income	24,683	19,811	54,290	45,046

Other income (expense):
Investment income	8	10	25	205
Interest expense	(2,127)	(2,496)	(6,993)	(7,390)
Gain (loss) on disposition of property, equipment and other assets	239	183	(478)	(564)
Equity earnings (losses) from unconsolidated joint ventures, net	161	2	270	(121)
	(1,719)	(2,301)	(7,176)	(7,870)

Earnings before income taxes	22,964	17,510	47,114	37,176
Income taxes	8,712	6,798	18,236	14,504
Net earnings	14,252	10,712	28,878	22,672
Net loss attributable to noncontrolling interests	(120)	(159)	(282)	(453)
Net earnings attributable to The Marcus Corporation	$14,372	$10,871	$29,160	$23,125

Net earnings per common share attributable to The Marcus Corporation - diluted	$0.51	$0.39	$1.05	$0.83

Weighted ave. shares outstanding - diluted	28,001	27,898	27,865	27,841

THE MARCUS CORPORATION

Condensed Consolidated Balance Sheets

(In thousands)

	(Unaudited)	(Audited)
	Sept. 29,	Dec. 31,
	2016	2015

Assets:

Cash and cash equivalents	$11,410	$24,691
Accounts and notes receivable	15,456	13,366
Refundable income taxes	3,878	-
Deferred income taxes	2,508	2,807
Other current assets	8,082	7,041
Property and equipment, net	691,689	670,702
Other assets	83,695	88,901

Total Assets	$816,718	$807,508

Liabilities and Shareholders' Equity:

Accounts payable	$20,215	$28,737
Income taxes	-	3,490
Taxes other than income taxes	14,621	17,303
Other current liabilities	49,944	55,500
Current portion of capital lease obligation	5,452	5,181
Current maturities of long-term debt	36,314	18,292
Capital lease obligation	11,103	15,192
Long-term debt	196,587	207,376
Deferred income taxes	52,373	46,212
Deferred compensation and other	45,041	44,527
Equity	385,068	365,698

Total Liabilities and Shareholders' Equity	$816,718	$807,508

THE MARCUS CORPORATION

Business Segment Information

(Unaudited)

(In thousands)

	Theatres	Hotels/ Resorts	Corporate Items	Total

13 Weeks Ended September 29, 2016
Revenues	$81,921	$62,613	$161	$144,695
Operating income (loss)	18,095	10,614	(4,026)	24,683
Depreciation and amortization	6,228	4,158	88	10,474

13 Weeks Ended September 24, 2015
Revenues	$68,919	$64,839	$136	$133,894
Operating income (loss)	12,309	11,266	(3,764)	19,811
Depreciation and amortization	5,696	4,554	92	10,342

39 Weeks Ended September 29, 2016
Revenues	$238,837	$165,880	$400	$405,117
Operating income (loss)	51,530	15,073	(12,313)	54,290
Depreciation and amortization	18,175	12,582	268	31,025

39 Weeks Ended September 24, 2015
Revenues	$221,358	$168,606	$415	$390,379
Operating income (loss)	44,835	10,150	(9,939)	45,046
Depreciation and amortization	16,272	13,386	273	29,931

Corporate items include amounts not allocable to the business segments. Corporate revenues consist principally of rent and the corporate operating loss includes general corporate expenses. Corporate information technology costs and accounting shared services costs are allocated to the business segments based upon several factors, including actual usage and segment revenues.

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